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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of October 15, 1999, is by and among ALTERNATIVE MATERIALS TECHNOLOGY, a Nevada corporation ("BUYER"), U.S. CELLULOSE CO., a California corporation (the "COMPANY"), and FREDERICK PARKINSON ("SELLER"). Hereafter, the Company and Seller are collectively referred to herein as the "SELLER PARTIES."

                                    RECITALS

     1. The Company is engaged in the business of development, production and sale of water-based and other coatings to industrial users (the "BUSINESS").

     2. Seller owns twenty-six thousand two hundred fifty (26,250) shares of the Company's capital stock, par value One Dollar ($1.00) per share, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the "SHARES").

     3. Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser, on the terms and conditions set forth in this Agreement.

     4. Seller desires that the Company's Employee Severance Plan (defined below) is guaranteed upon sale of the Shares to Buyer.

     5. Buyer is a wholly-owned subsidiary of POLYMER SOLUTIONS, INC., ("PSI") a Nevada corporation.

     NOW, THEREFORE, the parties hereto, in consideration of the agreement and covenants contained herein and subject to the satisfaction of the conditions set forth herein, hereby agree as follows:

                             ARTICLE I -- DEFINITIONS

1.1  "ACQUISITION DOCUMENTS" shall have the meaning set forth in Section 7.1.

1.2 "AFFILIATE" shall mean any other Person, directly or indirectly, controlling or controlled by or under direct common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the meanings "controlling" and "controlled" shall have meanings correlative to the foregoing.

1.3 "AGREEMENT" shall mean this Stock Purchase Agreement, by and among Buyer, the Company and Seller, together with any and all exhibits and schedules hereto.

1.4  "AGREEMENT NOT TO COMPETE" shall have the meaning set forth in Section
6.1(n).

1.5 "AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.1(e).

1.6  "BUSINESS" shall have the meaning set forth in Recital A.

1.7 "BUYER" shall mean Alternative Materials Technology, a California corporation.

1.8   "BUYER'S DOCUMENTS" shall have the meaning set forth in Section 4.2(b).

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1.9  "BUYER'S LOSS" shall have the meaning set forth in Section 7.2.

1.10 "CLOSING" shall have the meaning set forth in Section 3.1.

1.11 "CLOSING DATE" shall have the meaning set forth in Section 3.1.

1.12 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.13 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any and all rules and regulations promulgated thereunder.

1.14 "COMPANY" shall mean U.S. Cellulose Co., a California corporation.

1.15 "COMPANY INFORMATION" shall have the meaning set forth in Section 5.1.

1.16 "COMPANY'S INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in Section 4.1(k)(2).

1.17 "COMPANY'S LOSS" shall have the meaning set forth in Section 7.3.

1.18 "CONSULTANTS" shall have the meaning set forth in Section 4.1(o).

1.19 "CONTRACTS" shall have the meaning set forth in Section 4.1(k).

1.20 "DOLLARS" or "$" shall mean the lawful currency of the United States of America.

1.21 "EMPLOYEE PLANS" shall mean any "employee benefit plan", as that term is defined in Section 3(3) of ERISA, as well as any other oral or written, formal or informal plan, program, contract or arrangement involving direct or indirect compensation, under which the Company or any other entity has any present or future obligations or liability on behalf of the Company's present employees or former employees or their dependents or beneficiaries, including without limitation, each retirement, pension, profit sharing, thrift, savings, employee stock ownership, cash or deferred arrangement, cafeteria, dependent care, multiple employer, multi-employer or other similar plan, program or arrangement, each deferred or incentive compensation, bonus, stock option, employee stock purchase, phantom stock or stock appreciation right plan, program or arrangement, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick, personal, disability or severance pay and each other "fringe benefit" plan, program or arrangement.

1.22 "EMPLOYEES" shall have the meaning set forth in Section 4.1(o).

1.23 "ENVIRONMENTAL LAWS" shall mean any federal, state, county, district, or local law, regulation, guideline, policy, code, ordinance, rule, resolution, order or decree regulating the presence, use, generation, handling, storage, treatment, transport, recycling, manufacture, maintaining, deposit, spill, discharge, release, decontamination, cleanup, remediation, removal, encapsulation, enclosure, abatement or disposal of or response to any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., the Clean Air Act, 42 U.S.C. Sections 7401

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et seq., the California Hazardous Waste Control Act, California Health and
Safety Code Sections 25100 et seq., the California Hazardous Substance Account Act, California Health and Safety Code Sections 25330 et seq., the California Safe Drinking Water and Toxic Enforcement Act, California Health and Safety Code Sections 25249.5 et seq., California Health and Safety Code Sections 25280, et seq. (Underground Storage of Hazardous Substances), the California Hazardous Waste Management Act, California Health and Safety Code Sections 25170.1 et seq., California Health and Safety Code Sections 25501 et seq. (Hazardous Materials Release Response Plans and Inventory), the California Porter-Cologne Water Quality Control Act, California Water Code Sections 13000 et seq., California Health and Safety Code Section 26316, and any other federal, state, county, district, or local statute, law, regulation, guideline, policy, code, ordinance, rule, resolution, order or decree relating to, or imposing liability or standards of conduct concerning any Hazardous Material, as now or at any time hereafter in effect, all as amended or hereafter amended.

1.24 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.25 "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.1(e).

1.26 "GAAP" shall mean generally accepted accounting principles in the United States as applied on a basis consistent with past practices of the entity or entities in question.

1.27 "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative authority or agency, including, without limitation, those created by statute, regulation, ordinance, decree or otherwise.

1.28 "GOVERNMENT APPROVAL" shall mean any approval, authorization, consent, order, waiver, permit, notice, filing, license, registration or other action required to be obtained from or issued or granted by, filed with or taken by any Governmental Authority in order to enable the parties legally to effect the transactions contemplated by this Agreement, the performance of all material obligations pursuant to this Agreement or the consummation of the transactions contemplated hereby.

1.29 "HAZARDOUS MATERIAL" shall mean petroleum, any petroleum product or fraction thereof, friable asbestos, or any material containing asbestos, any substance, product, waste or other material of any nature whatsoever which is or becomes regulated or listed by any local, state or federal governmental authority, entity or agency pursuant to any Environmental Law, including, without limitation, any substance defined as "hazardous substances," "hazardous materials" or "toxic materials" by any Environmental Law, any substance, product, waste or other material of any nature whatsoever which may give rise to any liability under any Environmental Law and any substance, product, waste or other material otherwise defined as a Hazardous Material that gives rise to liability under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of the California state or federal court.

1.30 "INCOME TAX RETURNS" shall have the meaning set forth in Section 4.1(i)(2).

1.31 "INDEMNITEE" shall have the meaning set forth in Section 7.4(a).

1.32 "INDEMNITOR" shall have the meaning set forth in Section 7.4(a).

1.33 "INTELLECTUAL PROPERTY" shall mean any and all interests in registered and unregistered trademarks, trademark registrations and applications therefor, registered and unregistered service marks, service mark registrations and applications therefor, registered and unregistered trade names

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and applications therefor, registered and unregistered copyrights, copyright registrations and applications therefor and patents and patent right applications, inventions, processes, technical information, software, licenses, designs, logos, customer and supplier lists and formulae owned by the Company.

1.34 "IRS" shall mean the United States Internal Revenue Service.

1.35 "LIABILITY" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent, or otherwise, and whether due or to become due.

1.36 "LICENSES" shall have the meaning set forth in Section 4.1(r).

1.37 "LIEN" shall mean all liens, security interests or agreements, mortgages, deeds of trust, claims, charges, pledges, indentures, rights of first refusal, options, restrictions, easements, rights of way, escrows, conditions, sale agreements or other title retention agreements and any other encumbrance of whatever kind or nature, recorded or unrecorded, and shall include, without limitation, when used with respect to shares of capital stock or other securities of a corporation, proxies, voting agreements, voting trusts, subscriptions, preemption rights and any other limitations on such stock or securities (other than any such limitations arising due to the absence of the registration or qualification of such stock or securities under applicable securities laws).

1.38 "LOSS" or "LOSSES" shall have the meaning set forth in Section 7.4(a).

1.39 "MATERIAL CONTRACT" shall mean any contract or agreement, whether written or oral, to which the Company is a party that involves an amount greater than Five Thousand Dollars ($5,000) (other than customer contracts or purchase orders in the ordinary course of business), any customer contract providing for revenues to the Company of more than Two Thousand Five Hundred Dollars ($2,500) per month, any employment contract or employee benefit plan or agreement, any guarantee, any noncompetition agreement or any other contract which is otherwise material to the Company.

1.40 "PERSON" shall mean any individual, corporation, limited liability company, association, partnership, trust, unincorporated association, business or other legal entity.

1.41 "PLAN" shall have the meaning set forth in Section 4.1(p).

1.42 "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

1.43 "RELEASE" shall mean any release, issuance, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property other than in compliance with all Environmental Laws.

1.44 "REPRESENTATIVES" shall have the meaning set forth in Section 5.1.

1.45 "REQUIRED CONSENT" shall mean any consent, waiver or approval required to be obtained from or granted by any person or entity other than a Governmental Authority in order to enable (a) the parties to effect the transactions contemplated by this Agreement, to perform their respective obligations pursuant to the terms of this Agreement or to consummate the transactions contemplated by this Agreement, and/or (b) the Company to continue to enjoy the use, benefit and possession of

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its assets and properties and all the rights and benefits relating thereto immediately after the Closing without violating, breaching, conflicting with or giving rise to any right of termination or acceleration or the imposition of any Lien under the terms of any contract, lease, mortgage, deed of trust, indenture, license or other agreement to which the Company is a party or subject or by which it or its assets or properties are bound or affected.

1.46 "SAN JOSE PROPERTIES" shall mean the real properties located at the following addresses, (a) 520 Parrott Street, San Jose, California 95112 which is owned by Seller and leased to the Company (the "520 PARROTT PROPERTY"), and (b) 530 Parrott Street, San Jose, California 95112 which is leased by the Company from a third-party (the "530 PARROTT PROPERTY").

1.47 "SELLER" shall mean Frederick Parkinson.

1.48 "SELLER DOCUMENTS" shall have the meaning set forth in Section 4.1(c).

1.49 "SELLER PARTIES" shall mean, collectively, the Company and Seller.

1.50 "SEVERANCE PLAN" shall mean the U.S. CELLULOSE CO. EMPLOYEE SEVERANCE PLAN, dated as of the Closing Date [October 15, 1999].

1.51 "SHARES" shall have the meaning set forth in Recital B.

1.52 "SUNSET DATE" shall have the meaning set forth in Section 3.1.

1.53 "TAXES" or "TAX" or "TAXABLE" shall have the meaning set forth in Section 4.1(i)(1). "TAX RETURNS" shall mean any return, estimate, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.54 "TAX RETURNS" shall have the meaning set forth in Section 5.3.

1.55 "THIRD PARTY CLAIM" shall have the meaning set forth in Section 7.4(c).

1.56 "UNAUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.1(e).


                    ARTICLE II -- PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, obligations, covenants and agreements set forth in this Agreement, on the Closing Date, Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest in and to the Shares.

2.2 Purchase Price. The total purchase price to be paid to Seller by Buyer for the Shares acquired pursuant to this Agreement (the "PURCHASE PRICE") shall be One Million Dollars ($1,000,000).

2.3 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller in cash or by wire-transfer of immediately available funds on the Closing Date.

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                              ARTICLE III -- CLOSING

3.1  Closing. Subject to the satisfaction of all of the conditions set forth in
Article VI of this Agreement (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions), the purchase and sale of the Shares shall be consummated at a closing (the "CLOSING") to be held on such date and at such time that the Seller Parties and Buyer shall mutually agree (the "CLOSING DATE"); provided, that the Closing Date shall occur on or before September 30, 1999 (the "SUNSET DATE"), unless such date is extended upon the mutual agreement of the Seller Parties and Buyer. The Closing shall take place jointly at the offices of Murphy Austin Adams Schoenfeld LLP, 1000 G Street, Third Floor, Sacramento, California, 95814 and Hannig Law Firm LLP, 2991 El Camino Real, Redwood City, California, 94061-4003, or at such other location as may be agreed to by Buyer and the Seller Parties.

3.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer:

     (1) All of the documents, instruments and opinions required to be delivered or cause to be delivered by any of the Seller Parties pursuant to
Section 6.1.

     (2) The original stock certificate or stock certificates representing the Shares registered in the name of Seller, duly endorsed by Seller for transfer or accompanied by a separate assignment of the Shares duly executed by Seller. On submission of such certificate or certificates to the Company for transfer, the Company shall issue to Buyer a certificate representing the Shares registered in the name of Buyer.

     (3) All Government Approvals and Required Consents, which shall be in form and substance reasonably satisfactory to Buyer.

     (4) A certificate signed by Seller and by the President of the Company stating that: (i) the representations and warranties of the Seller Parties set forth in this Agreement are true and correct as of the Closing Date; (ii) each of the Seller Parties has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by such party prior to or as of the Closing Date; and (iii) all Government Approvals and Required Consents have been obtained and any other action required to be taken by any Seller Party or any other party in connection with the execution and delivery of this Agreement by the Seller Parties or the performance by each of the Seller Parties of its respective obligations under this Agreement.

     (5) Certificates of incumbency for every officer of the Company executing any document, certificate or other instrument pursuant to this Agreement.

     (6) Resignations of all directors and officers of the Company, effective as of the Closing Date.

     (7) Original Articles of Incorporation, Bylaws, stock ledger, minute book and all other organizational documents of the Company, as amended to date.

     (8) Such other documents and items as Buyer may reasonably require in order to close the transactions contemplated by this Agreement.

3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following items and documents, in form and substance reasonably satisfactory to Seller:

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     (1)  All of the documents, instruments and opinions required to be delivered or caused to be delivered by the Buyer pursuant to Section 6.2.

     (2)  Cash in the amount equal to the Purchase Price.

     (3) A certificate signed by the President of Buyer stating that: (i) the representations and warranties of Buyer set forth in this Agreement are true and correct as of the Closing Date; (ii) Buyer has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by such party prior to or as of the Closing Date; and (iii) all Government Approvals and Required Consents have been obtained and any other action required to be taken by Buyer or any other party in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations under this Agreement.

     (4) Certificates of incumbency for every officer of Buyer executing any document, certificate or other instrument pursuant to this Agreement.

     (5) Such other documents and items as the Seller Parties may reasonably require in order to close the transactions contemplated by this Agreement.

3.4 Further Assurances. After the Closing Date, each party shall each prepare, sign and deliver, at the expense of such party, such further instruments of conveyance, sale, assignment or transfer and shall take or cause to be taken such other or further action as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm or evidence the transfer of title in and to the Shares to Buyer or otherwise to consummate, in any other manner, the terms and provisions of this Agreement.


                  ARTICLE IV -- REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Seller Parties. Seller and the Company hereby jointly and severally represent and warrant to Buyer as follows:

     (1) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to conduct the Business in all of the locations where the Business is now conducted and to own, lease and operate its assets, as now conducted, owned, leased and operated. The Company is not qualified or licensed, and is not required to qualify or obtain a license, to do business in any other jurisdiction other than the State of California. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. The Company has delivered to Seller a true, correct and complete copy of the articles of incorporation and bylaws of the Company, each as amended to date.

      (2) Capitalization; Title to Shares. The authorized capital stock of the Company consists of seventy-five thousand (75,000) shares of capital stock, One Dollar ($1.00) per share par value. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and are owned by Seller, beneficially and of record, free and clear of all Liens and are free of any preemptive rights. To the best knowledge of the Seller Parties, after diligent inquiry and investigation, the issuance and sale of all of the Shares are in full compliance with all applicable federal and state securities laws. To the best knowledge of the Seller Parties, after diligent inquiry and investigation, there are no outstanding subscriptions, options, warrants, rights, convertible debt or equity, or other agreements

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or commitments obligating the Company to issue shares of its capital stock or other securities, or to enter into or grant any such agreement or commitment.

     (3) Authority of the Seller Parties. Each of the Seller Parties has the full legal right, power, capacity and authority to execute and deliver this Agreement and all other agreements, instruments and documents to be executed and delivered by such Seller Party in connection herewith (the "SELLER DOCUMENTS"), and to carry out its respective obligations hereunder and thereunder.

     (4)  Authorization and Noncontravention.

          (1) This Agreement has been, and by the Closing each other Seller Document shall have been, duly authorized, executed and delivered by the Seller Parties that are parties thereto and constitutes or shall constitute by the Closing, the valid, legal and binding obligations of each of the Seller Parties that are parties thereto, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles (including, without limitation, concepts of mutuality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether the issue of enforceability is considered in a proceeding in equity or law). All corporate acts or other proceedings required to be taken by the Company to authorize it to carry out this Agreement and the transactions contemplated herein have been properly taken, and with respect to the other Seller Documents shall have been properly taken by the Closing.

          (2) The execution and delivery by the Seller Parties of this Agreement do not, and with respect to the other Seller Documents to be executed and delivered by the Seller Parties in connection herewith shall not, and the performance of obligations pursuant hereto or thereto and the consummation of the transactions contemplated hereby and thereby shall not, (a) violate any provisions of the articles of incorporation or bylaws of the Company or (b) subject only to obtaining the Government Approvals and Required Consents described in SECTIONS 6.1(f) and 6.2(e), (A) violate any provision of, conflict with, or result in the termination or acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any material obligation under, or result in the creation or imposition of any Lien upon the Shares pursuant to any provision of, any mortgage, lien, lease, agreement, license, contract, deed of trust, indenture or instrument, or (B) violate any law, regulation, order, arbitration award, judgment, or decree, in each case to which any Seller Party is a party or is subject or by which any property of any Seller Party is bound or affected.

     (5) Financial Statements. The Company has provided access to its financial information to certified public accountants engaged by Buyer, who have prepared an audited balance sheet of the Company as of March 31, 1999, the audited Statement of Operations and Changes in Retained Earnings for the Company for the nine month period ended March 31, 1999 and the audited Statement of Cash Flows for the Company for the nine month period ended March 31, 1999, together with the notes to such financial statements and the related opinion of its certified public accountants (the "AUDITED FINANCIAL STATEMENTS"), and the Company has furnished to Buyer true, correct and complete copies of the unaudited balance sheet of the Company as of September 30, 1999, and the unaudited statement of operations for the Company for the periods then ended (the "UNAUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the "Financial Statements." To the best knowledge of the Seller Parties, after diligent inquiry and investigation, the Unaudited Financial Statements have been prepared in accordance with the books and records of the Company and GAAP and fairly present the financial position of the Company for the dates and periods covered. The Company has no outstanding indebtedness or guaranties and is not a party to any mortgage, deed of trust,

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

indenture, loan or credit agreement or similar instrument or agreement, and owns no notes receivable and has no material liability (whether accrued, absolute, contingent or otherwise) which is not shown or provided for in the Financial Statements. The Company owns good and marketable title to all assets reflected on the Audited Financial Statements or acquired after the date thereof (except for assets sold in the ordinary course of business consistent with past practices or as otherwise permitted pursuant to the express terms of this Agreement), free and clear of all Liens. To the best knowledge of the Seller Parties, after diligent inquiry and investigation, the Company is not liable upon or with respect to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner any debt, obligation, or dividend of any other person which is not set forth in the Audited Financial Statements.

     (6) Undisclosed Liabilities. There is no material debt, claim, liability or obligation that is in an amount equal to or exceeding Five Thousand Dollars ($5,000) with respect to the Company and/or the Business, liquidated, unliquidated, accrued, absolute, contingent or otherwise, that is not identified in the Audited Financial Statements or otherwise disclosed in any of the disclosure schedules attached to this Agreement.

     (7) Personal Property, Inventory and Equipment. SCHEDULE 4.1(G) lists all of the inventory owned by the Company and the tangible personal property owned by the Company or with respect to which the Company is a lessee which, singly or in the aggregate with other property of the same category, has a book value or a fair market value in excess of One Thousand Dollars ($1,000) or is capitalized by the Company. SCHEDULE 4.1(g) identifies such property as owned or leased. All of the property set forth on SCHEDULE 4.1(g) is in good operating condition and repair, ordinary wear and tear excepted. Except as described in SCHEDULE 4.1(g), the Company has good and marketable title to the owned personal property listed in SCHEDULE 4.1(g) free and clear of all Liens, and a valid, subsisting and enforceable leasehold interest in the leased personal property, free and clear of all Liens. Neither the Company nor, to the best knowledge of the Seller Parties, after diligent inquiry and investigation, any other party to any of the personal property leases is in material default of its respective obligations under such leases nor has any event occurred which with notice or the lapse of time or both would become such a material default by the Company or, to the best knowledge of the Seller Parties, after diligent inquiry and investigation, any other party thereto.

     (8) Real Property. The Company does not own fee title to any real property, and the Company is not a United States real property holding company as defined in Section 897 of the Code. SCHEDULE 4.1(h) lists all real property leased by the Company and indicates all lease expiration dates. All structures, fixtures and improvements located on such property, taken as a whole, are in good operation, condition and repair, ordinary wear and tear excepted. In the case of each lease of real property listed, the Company has a valid, subsisting and enforceable leasehold estate free and clear of any Liens. Neither the Company nor, to the best knowledge of the Seller Parties, after diligent inquiry and investigation, any other party to any of the leases is in material default of its respective obligations under such leases nor has any event occurred which with notice or the lapse of time or both would become such a material default by the Company or, to the best knowledge of the Seller Parties, after diligent inquiry and investigation, any other party thereto.

     (9)  Taxes/Tax Returns.

          (1) The Company has materially completed and duly filed (or has received an extension of time to file and will complete and file in such extended time) in materially correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Taxes (as defined below) returns and reports required to be filed by the Company; all of such returns and reports are accurate and complete; and the Company has paid in full or made adequate provision on the financial statements of the

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

Company for all Taxes, assessments or deficiencies shown to be due on such Tax returns and reports or claimed to be due by any taxing authority or, to the best knowledge of the Seller Parties, after diligent inquiry and investigation, otherwise due or owing. To the best knowledge of the Seller Parties, after diligent inquiry and investigation, the Company has made all payments of estimated income Tax necessary to avoid any penalty through the date hereof and all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Company. The assets of the Company are not subject to any liens for Taxes, except liens for current Taxes not yet due. For purposes of this Agreement, "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means
(i) any net income, alternative or add-on minimum tax, gross income, gross receipts, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          (2) Seller has delivered to Buyer corporate income tax returns for the Company for each of the five (5) years immediately preceding June 30, 1998 ("INCOME TAX RETURNS"). Seller acknowledges that Buyer is relying on the accuracy of these Income Tax Returns in connection with its decision to purchase the Shares.

     (10) Compliance with Law. The Company has complied, and is in compliance, with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Business, except where failure to be in compliance therewith would not have a material adverse effect upon the Business and/or the Shares. The Company has been granted all permits from federal, state, and local government regulatory bodies necessary to own its assets and to carry on the Business, all of which are currently valid and in full force and effect, not including, any permits the failure of which to obtain would not have a material adverse effect upon the Business and/or the Company's assets. There is no order issued, investigation or proceeding pending or, to the best knowledge of the Seller Parties after diligent inquiry and investigation, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental or regulatory agency or instrumentality applicable to the Company or the Business that may have a material adverse effect on the Business.

     (11) Intellectual Property.

          (1) To the best knowledge of the Seller Parties, after diligent inquiry and investigation, the Company is licensed or is otherwise entitled to exercise, without restriction, all rights to all the Company's Intellectual Property Rights (as defined below), and all other tangible and intangible information or material in any form, as used or currently proposed to be used by the Company in the Business, without any conflict with or infringement of the rights of others.

          (2) Listed on SCHEDULE 4.1(k) attached hereto are: (i) all software (including source code and object code), copyrights, copyright registrations, applications to register copyrights, patents, patent applications, patent disclosures, trademarks, service marks, trade names, trademark and service mark registrations, applications to register trademarks or service marks, and other company, product or service identifiers owned by, exclusively or non-exclusively licensed, or that the

                                                                       PAGE -10-

Company has otherwise been granted permission to use (collectively, the "COMPANY'S INTELLECTUAL PROPERTY RIGHTS"); (ii) the jurisdiction(s) in which an application for patent or application for registration of each of the Company's Intellectual Property Rights has been made, including the respective application numbers and dates; (iii) the jurisdiction(s) in which each of the Company's Intellectual Property Rights has been patented or registered, including the respective patent or registration numbers and dates; (iv) for each piece of software, whether such software has been published and whether such software has a copyright notice; (v) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any other party is authorized to use, exercise, or receive any benefit from any of the Company's Intellectual Property Rights; and (vi) all parties to whom Company and/or Seller has delivered copies of the Company's source code or object code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code or object code. Seller has delivered to Buyer copies of all licenses, sublicenses and other agreements identified pursuant to clause (v) of this section.

          (3) To the best knowledge of the Seller Parties, after diligent inquiry and investigation, the Company is the owner, or licensee of, with all right, title and interest in and to, free and clear of any Liens, the Company's Intellectual Property Rights, and has the rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. Any rights Seller may have had with respect to Intellectual Property relating to the Business have been transferred to the Company prior to the date of this Agreement.

          (4) The Company is not, nor will it, as a result of the signing and delivery of this Agreement or the performance of its obligations hereunder, be in violation of, nor shall it lose or in any way impair, any material rights pursuant to any license, sublicense or agreement described on SCHEDULE 4.1(k). If required by the terms of any licenses, sublicenses or other agreements with respect to the Company's Intellectual Property Rights, the Company has secured or shall promptly secure valid written consents from the licensors of such Company's Intellectual Property Rights.

          (5) Seller knows of no claims to the effect that the manufacture, marketing, license, sale or use of any product or service as now used or offered or proposed for use or sale by the Company infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party or violates any license or agreement with any third party.

          (6) Neither Seller nor the Company has entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right or the Company's Intellectual Property Rights.

     (12) Contracts and Commitments.

          (1) SCHEDULE 4.1(l) lists all Material Contracts entered into by the Company that relate to the Business, setting forth the parties thereto and the dates thereof that relate to the Business, whether or not in writing, to which the Company is a party.

          (2) The Company has performed all of its obligations under the terms of each Contract, and is not in default thereunder. No event or omission has occurred which, but for the giving of notice or lapse of time or both, would constitute a default by the Company, or to the best knowledge of the Seller Parties, after diligent inquiry and investigation, any other party thereto under any such Contract, where such default by any party could have a material adverse effect on the Company, or its Business. Each such Contract is in full force and effect and valid and binding on all parties thereto. None of the Seller Parties has received any notice of default, cancellation or termination in connection with any such Contract and has no knowledge that any such action is currently contemplated or threatened.

                                                                       PAGE -11-

     (13) Approvals and Consents; Continued Enjoyment. Except as described in
SCHEDULE 4.1(m), no Government Approvals or Required Consents are required for
(a) the execution and delivery by the Seller Parties of this Agreement and the other Seller Documents or the consummation by the Seller Parties of the transactions contemplated hereby and thereby; or (b) the continued use, benefit and possession by Buyer immediately following the Closing of (i) the real property leased by the Company as listed in SCHEDULE 4.1(h), (ii) the Licenses listed in SCHEDULE 4.1(r), (iii) the Contacts listed in SCHEDULE 4.1(k), or (iv) any asset, property, permit, license, franchise or other right material to the continued conduct of the business and operations of the Company as currently conducted.

     (14) Litigation. Except as set forth in SCHEDULE 4.1(N), (a) no Seller Party has been notified of any, and to the best knowledge of the Seller Parties, after diligent inquiry and investigation, there is no action, suit or proceeding pending or, to the best knowledge of the Seller Parties, threatened against the Seller Parties or any of its Properties before any court or arbitral tribunal, domestic or foreign, or before any Governmental Authority; (b) no Seller Party, and, to the best knowledge of the Seller Parties after diligent inquiry and investigation, no officer or executive employee of the Company is currently charged with or, to the best knowledge of the Seller Parties after diligent inquiry and investigation, is under investigation with respect to any material violation of any law, statute, arbitration award, decree or judgment or administrative regulation or order of any Governmental Authority; (c) no Seller Party is a party to, bound by, subject to or in default in any material respect under any order, arbitration award, judgment or decree entered in a lawsuit or proceeding brought by any Governmental Authority or by any other person in respect of any business practices or the acquisition of any property or the conduct of the Business by the Company; and (d) to the best knowledge of the Seller Parties after diligent inquiry and investigation, no facts exist which form the basis for any latent claim against the Company which, if asserted, would be likely to involve the assertion of a claim or claims for more than Five Thousand Dollars ($5,000) in damages or would otherwise be material to the business, financial condition or results of operations of the Company.

     (15) Labor Relations. With respect to the Business:

          (1) Except as disclosed on SCHEDULE 4.1(o), to the best knowledge of the Seller Parties after diligent inquiry and investigation, there are no written or oral employment, separation, severance or golden parachute agreements or understandings with any of the employees of the Company or the service providers of the Business.

          (2) SCHEDULE 4.1(o) lists, as of the date of this Agreement, all of the employees of the Company (the "EMPLOYEES"), and all of the consultants to the Company (the "CONSULTANTS"), who provide services for the Company or the Business and the cost of whose applicable health and welfare insurance have been paid by the Company or accrued as a liability of the Company on the Financial Statements.

          (3) Except as listed on SCHEDULE 4.1(o), all severance, bonus and vacation payments by the Company which are or were due under the terms of any agreement have been paid or accrued as a liability on the Financial Statements.

     (16) Employees and Employee Benefit Plans.

          (1) Except as set forth on SCHEDULE 4.1(p), the Company is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured

                                                                       PAGE -12-
or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization (a "PLAN"). The Company is not a party to, nor has it made any contribution to or otherwise incurred any obligation under any "multi-employer plan" as defined in Section 3(37) of ERISA.

          (2) There are no strikes or labor disputes pending or, to the best knowledge of the Seller Parties after diligent inquiry and investigation, threatened by, or any attempts at union organization of, any of Employees. None of the Employees whose continued services are material to the Business as presently conducted has terminated employment, and the Company has not received any notice that any such Employee intends to do so.

          (3) To the best knowledge of the Seller Parties after diligent inquiry and investigation, none of the Employees is or will be in violation of any judgment, decree or order, or any term of any employment contract, or other contract or agreement relating to the relationship of any of such Employees with the Company or any other party because of the nature of the business conducted by the Company or of the use by any of the Employees of such Employee's best efforts with respect to such business.

          (4) The Company has not violated any of the health care continuation coverage requirements of COBRA, and will not do so, prior to the Closing.

     (17) Occupational Safety and Health Matters; Environmental Matters.

          (1) Except as disclosed in SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, the Company and its operations have been and are now in compliance with all applicable Environmental Laws. Neither the Seller nor the Company has assumed, contractually or through merger, any known Liabilities, whether by indemnity or otherwise, under any Environmental Law.

          (2) Except as disclosed in SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, no Hazardous Material was placed, stored, generated, used, manufactured, maintained, treated, deposited, spilled, discharged, recycled, released, or disposed of on, under, or at any real property leased, used, or occupied by the Company except as authorized pursuant to Environmental Law.

          (3) Except as disclosed in SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, no Hazardous Material has been transported off real property leased, used, or occupied by the Company except as authorized pursuant to Environmental Law.

          (4) Except as disclosed in SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, the Company has not arranged for the transportation, treatment, recycling, disposal or release of Hazardous Material except as authorized by Environmental Law.

          (5) Except as disclosed in SCHEDULE 4.1(q), no notice of claim, claim, demand, citation, summons, order, or notice of violation has been received by the Seller or the Company, no notice has been given by the Seller or the Company, and no complaint has been filed, no penalty has been assessed that remains outstanding and, to the best knowledge of the Seller Parties after diligent inquiry and investigation, no investigation or review is pending or threatened by any Governmental Authority or third person with respect to the Seller, the real property leased, used or

                                                                       PAGE -13-
occupied by the Company at any time, or the Company arising from either one or more of the following:

               (1)  any actual or alleged violation of Environmental Law;

               (2) the placement, storage, generation, use, manufacture, maintaining, treatment, depositing, spill, discharge, recycling, release, transportation, or disposal of Hazardous Materials;

               (3) the arranging for the transportation, treatment, recycling, disposal, or release of Hazardous Materials.

          (6) Except as disclosed in SCHEDULE 4.1(q), neither the Seller nor the Company has received from an Governmental Authority any request for information, notice of claim, notice of violation, demand, or notification that the Seller or the Company is or might be a "potentially responsible party" with respect to any investigation, remediation, or cleanup of any threatened or actual release of Hazardous Materials.

          (7) Except as disclosed in SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, there are no underground or above-ground storage tanks, whether or not in use, located at, on, or under any real property which the Company leases, uses, or occupies, or has leased, used, or occupied.

          (8) Except as disclosed in SCHEDULE 4.1(q), no notice has been received by the Seller or the Company with respect to the listing or proposed listing of any real property, which the Company leases, uses, or occupies or real property or which the Company has leased, used, or occupied, pursuant to Environmental Law (such as CERCLA) or any similar state law listing sites which require investigation or cleanup.

          (9) Except as disclosed in SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, there have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to the Seller or the Company or any real property which was or is now leased, used, or occupied by the Seller or the Company, the results of which identify a condition which could reasonably expect, either individually or in the aggregate, to influence adversely the Buyer's decision to enter in this Agreement.

          (10) SCHEDULE 4.1(q), to the best knowledge of the Seller Parties after diligent inquiry and investigation, is an accurate list of all permits, orders, and approvals required of the Seller or the Company pursuant to Environmental Law relating to the placement, storage, generation, use, manufacture, maintaining, treatment, deposit, spill, discharge, recycling, release, or disposal of Hazardous Materials.

          (11) There is no pending or, to the best knowledge of the Seller Parties after diligent inquiry and investigation, threatened administrative or judicial proceeding against the Seller or the Company where such proceeding is based on or involves an actual or alleged violation of or liability arising under Environmental Law.

     (18) Permits, Licenses, Variances and Laws. SCHEDULE 4.1(r) attached hereto contains a complete, current and correct list of all governmental licenses, permits, franchises, rights and privileges required for the business of the Company as currently conducted (the "LICENSES"). All of such Licenses are in full force and effect, and there is no pending revocation or material limitation

                                                                       PAGE -14-
thereof. Except as disclosed in SCHEDULE 4.1(r), all permits, licenses or variances which are required for the conduct of the business of the Company as currently conducted have been obtained and are valid and subsisting and in full force and effect. Except as disclosed in SCHEDULE 4.1(r), to the best knowledge of the Seller Parties after diligent inquiry and investigation, no portion of the business of the Company has been, or is being conducted in violation of any laws, regulations, permits, licenses or variances issued by Governmental Authorities having jurisdiction over them where the failure to so comply would have a material adverse effect on the business, financial condition or results of operations of the Company.

     (19) Changes in the Business or Financial Condition of the Company. Except as described in SCHEDULE 4.1(s) and except as otherwise contemplated by this Agreement, since March 31, 1999, there has not been any material adverse change in the business, financial condition or results of operations of the Company. Except as described in SCHEDULE 4.1(s) and except as otherwise contemplated by this Agreement, since March 31, 1999, there has not been:

          (1) any failure to conduct the Company's business in accordance with the ordinary course of business, consistent with past practices and in compliance in all material respects with all applicable laws, statutes, regulations, decrees and orders;

          (2) any incurrence or assumption of indebtedness for borrowed money by the Company, nor any guarantee or endorsement by the Company of any indebtedness for borrowed money of any other Person or any other express written guarantee of the obligations of any Person (other than the endorsement of negotiable instruments for deposit or collection or other similar transactions in the ordinary course of business and consistent with past practices);

          (3) any imposition of a Lien on any assets or property of the Company;

          (4) any change in or deviation from the accounting principles, procedures, methods or practices of the Company;

          (5) any declaration, setting aside, or payment of, any dividend, or the making of any other distribution of payment in respect of the Company's capital stock or any transfer, reacquisition or issuance of any shares of capital stock or other securities, or rights to acquire any shares of capital stock or other securities, of the Company;

          (6) any sale or transfer or other disposition of any material asset of the Company, or any cancellation, release or assignment of any material indebtedness owed to the Company;

          (7) any entry into, material modification of, or voluntary termination by the Company of (i) any agreement or contract involving an aggregate payment (A) by the Company reasonably estimated by the Company to exceed Five Thousand Dollars ($5,000) or (B) to the Company reasonably estimated by the Company to exceed Five Thousand Dollars ($5,000); (ii) any customer contract providing for revenues to the Company of more than Five Thousand Dollars ($5,000) per month; or (iii) any contract which is otherwise material to the business of the Company;

          (8) any increase in any manner in the compensation or fringe benefits payable or to become payable by the Company to any of the Company's officers, employees or agents; or any bonus, percentage of compensation, or other like contingent benefit paid or accrued to, or for the credit of, any of the officers, employees, or agents of the Company;

          (9) any cancellation or termination of any insurance policy insuring the assets or operations of the Company unless simultaneously replacement policies providing substantially the same coverage were in full force and effect;

                                                                       PAGE -15-

          (10) any transfer of cash or cash equivalents from the Company or any of its Affiliates, except in the ordinary course of business and consistent with past practices;

          (11) any settlement or compromise of any action, suit, proceeding, litigation or claim (i) on terms which required or shall require the Company to pay any amount or (ii) on any other terms material to the Company;

          (12) any investment by the Company in any other person or entity;

          (13) any capital expenditures or commitment therefore in excess of an aggregate amount of Ten Thousand Dollars ($10,000); or

          (14) to the best knowledge of the Seller Parties after diligent inquiry and investigation, any Release of any Hazardous Substance in, on or under any real property leased by the Company.

     (20) Transactions with Affiliates. Except as disclosed on SCHEDULE 4.1(t), neither the Company nor any of its Affiliates, has any interest, directly or indirectly, in any lease, lien, contract, license, encumbrance, loan or other agreement to which the Company is a party, any interest (other than as a stockholder) in any properties or assets of the Company or any interest in any competitor, supplier or customer of the Company.

     (21) Insurance. SCHEDULE 4.1(u) lists all cargo, casualty, liability, property, health, errors and omissions and other insurance policies held by the Company, specifying with respect to each policy the type and amount of coverage, deductibles, policy number, insurer, annual premium, additional insureds and expiration date. SCHEDULE 4.1(u) also contains a true and complete list of the loss runs under the Company's workman's compensation insurance and a list of all casualty losses reported under applicable insurance policies for the past three
(3) fiscal years. Except as set forth in SCHEDULE 4.1(u), all such insurance policies are written on an occurrence basis and, to the knowledge of the Seller Parties, there is no threat by any of the insurers to terminate or materially increase the premiums payable under any of such policies. The Company is in material compliance with the conditions contained in such policies.

     (22) Bank Accounts. SCHEDULE 4.1(v) sets forth a complete and accurate list of all banks and other lending institutions with which the Company maintains accounts or has credit arrangements and the name of each person who has signing authority for such accounts and credit arrangements.

     (23) Brokers' and Finders' Fees. Neither Seller Party shall be obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or signing of this Agreement or in connection with any transactions contemplated hereby.

     (24) Books and Records. The books and records of the Company to which Buyer and his accountants and attorneys have been given access are the true books and records of the Company, and truly and fairly reflect the underlying facts and transactions in all respects.

     (25) Accounts Receivable. Attached hereto as Schedule 4.1(x) is a true, correct and complete listing of all of the outstanding accounts receivable of the Company as of June 30, 1999, together with an aging schedule for same.

     (26) Complete Disclosure. To the best knowledge of the Seller Parties after diligent inquiry and investigation, no representation or warranty by the Seller Parties in this Agreement, and

                                                                       PAGE -16-
no exhibit, schedule, statement, certificate or other writing furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

4.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller Parties as follows:

     (1) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing, all under the laws of the State of Nevada, and has all requisite power and authority to conduct its business and to own, lease and operate its assets, as now conducted, owned, leased and operated. Buyer is duly qualified or licensed to do business in each of the jurisdictions in which the nature of its operations or location of its assets requires such qualification or licensing, and where the failure to be so qualified would have a material adverse effect on the business or operations of Buyer.

     (2) Authority of Buyer. Buyer has full legal right, power, capacity and authority to enter into this Agreement, together with all other agreements, instruments and documents to be signed and delivered by it in connection herewith (the "BUYER DOCUMENTS"), and to carry out its obligations hereunder and thereunder.

     (3) Authorization and Noncontravention. This Agreement has been duly signed and delivered by Buyer, and this Agreement and the Buyer Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles (including, without limitation, concepts of mutuality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether the issue of enforceability is considered in a proceeding in equity or law).

     (4) Litigation. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Buyer's knowledge, threatened against Buyer relating to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court, regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby, or any claim of damages as a result of this Agreement or the transactions contemplated hereby.

     (5) No Conflict or Default. Neither the signing and delivery of this Agreement, nor compliance with the terms and provisions hereof, including the consummation of the transactions

                                                                       PAGE -17-
contemplated hereby, will conflict with or result in the breach of any term, condition or provision of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Buyer is a party, or by which he is or may be bound or constitute a default (or an event which, with the lapse of time or the giving or notice, or both, would constitute a default) thereunder, or to Buyer's knowledge, violate any statute, regulation or ordinance of any governmental authority.

     (6) Brokers' and Finders' Fees. Buyer is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or signing of this Agreement or in connection with any transactions contemplated hereby.


                             ARTICLE V -- COVENANTS

5.1 Access to Information. After signing this Agreement, Seller Parties shall give Buyer and Buyer's agents and/or representatives (the "REPRESENTATIVES") full access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to the Business, and generally such information as Buyer may reasonably request (the "COMPANY INFORMATION"); provided, that such access shall not unreasonably interfere with the normal operations of the Business; provided, further, that any furnishing of such information pursuant hereto or any investigation by Buyer shall not affect Buyer's right to rely on the representations, warranties, agreements and covenants made by the Seller Parties in this Agreement.

5.2 Governmental Approvals and Required Consents. Seller shall use all reasonable efforts to obtain all of the Governmental Approvals and Required Consents prior to the Closing.

5.3 Tax Returns. Seller shall cause the Company to properly file all returns, statements, reports, forms or other documents (collectively, the "TAX RETURNS") that are required by any applicable law to file with respect to Taxes arising in or related to periods ending on or prior to the Closing or related to transactions or events occurring prior to the Closing and shall cause Company to pay all such Taxes when due; provided, however, Seller shall be responsible for all filings with respect to, and the payment of any transfer tax related to, the issuance of the Shares.

5.4  Conduct of Business in Normal Course. Prior to the Closing, Seller shall:

     (1) Cause Company to carry on its Business and activities diligently and in substantially the same manner as they have previously been carried out, and shall not make or institute any unusual or novel methods of manufacture, or purchase, sale, lease, management, accounting, or operation that will vary materially from those methods used by Company as of the date of this Agreement.

     (2) Cause Company to use its best efforts to preserve its business organization intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

     (3) Cause Company not to (i) amend its articles of incorporation or bylaws; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury, or (iv) agree to do any of the actions listed above.

     (4) Cause Company to continue to carry its existing insurance, subject to variations and amounts required by the ordinary operations of its Business.

                                                                       PAGE -18-

     (5) Cause Company not to, without Buyer's written consent, enter into any contract, commitment or transaction not in the usual and ordinary course of its Business, including the sale or disposal of any assets of Company.

     (6) Cause Company not to (i) declare, set aside, or pay any dividend or make any distribution in respect to its capital stock; (ii) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or (iii) enter into any agreement obligating it to do any of the foregoing prohibited acts.

     (7)  Cause Company not to do, or agree to do, any of the following acts:
(i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Company.

     (8) Cause Company not to modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts, except in the ordinary course of Business or with Buyer's written consent.

5.5 Insurance. Seller hereby consents to the Company continuing to carry coverage under its existing insurance policies listed in SCHEDULE 4.1(u) after the Closing.

5.6 530 Parrott Property. Effective December 1, 1999, the Company shall assign to Seller all of the Company's right, title and interest, and delegate all of its obligations, under that certain Standard Industrial/Commercial Single-Tenant Lease -- Gross, dated September 21, 1999, between Fred Yrueta, as Lessor, and the Company, as Lessee, pursuant to which the Company leases the 530 Parrott Property (the "530 PARROTT PROPERTY LEASE"), and Seller hereby agrees to accept such assignment.


                ARTICLE VI -- CONDITIONS PRECEDENT TO OBLIGATIONS

6.1 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Closing of the following conditions (unless waived in writing by Buyer):

     (1) Representations, Warranties and Covenants. The representations and warranties of the Seller Parties set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct as updated at and as of the Closing Date as if such representations and warranties were made as of such date and time; and the covenants and agreements contained in this Agreement to be complied with by the Seller Parties on or before the Closing shall have been complied with in all material respects.

     (2) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller Parties shall have been fully performed and complied with at or prior to the Closing, including the delivery of the instruments and documents in accordance with Section 3.2 above.

     (3) No Material Adverse Change. There shall have been no material adverse change in the financial condition, the Business, or the properties of Company which materially adversely affects the conduct of the Business, as currently being conducted.

                                                                       PAGE -19-

      (4) Absence of Governmental or Other Objection. There shall be no pending or threatened investigation, action, suit or proceeding challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

     (5) Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered or to be delivered to Buyer under this Agreement shall be reasonably satisfactory to Buyer and his counsel in all respects.

     (6) Consents and Approvals. All Government Approvals and Required Consents, or other actions or proceedings required to be obtained or taken by the Seller Parties under the laws of any jurisdiction or under this Agreement, or required to prevent a breach or default by the Seller Parties under any lease, agreement, contract, insurance policy, promissory note or other document or instrument by virtue of the transactions contemplated by this Agreement shall have been obtained, on terms reasonably satisfactory to Buyer, and shall be in full force and effect.

     (7) Opinion of Counsel. At the Closing, Buyer shall have been furnished with an opinion of the Hannig Law Firm LLP, counsel for the Seller Parties, dated the Closing Date and addressed to Buyer, in form and substance acceptable to Buyer and Buyer's counsel.

     (8) Absence of Certain Changes. There shall not have occurred prior to the Closing Date (i) any material adverse change in the business of the Company, the assets of the Company, or the Shares or in the financial condition of the Company, (ii) damage or destruction in the nature of a casualty loss, whether covered by insurance or reinsurance or not, affecting in any material respect the operation of the business of the Company or the assets of the Company, or
(iii) the legal inability of Seller to convey, assign and transfer to Seller all of the Shares.

     (9) Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government, governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

     (10) Corporate Action of the Company. The directors of the Company shall have taken all corporate action necessary to approve the transactions called for by this Agreement and certified copies of resolutions duly adopted by the directors of the Company reasonably satisfactory to counsel for Buyer in connection with the foregoing shall have been furnished to Buyer on or prior to the Closing Date.

     (11) Corporate Action of Buyer. The directors of Buyer shall have taken all corporate action necessary to approve the transactions called for by this Agreement.

     (12) Lease. Seller shall have leased to the Company the 520 Parrott Property pursuant to a written lease agreement which shall be in form and substance acceptable to Buyer.

     (13) Consulting Agreements. The Company shall have entered into a written consulting agreement with each of Frederick Parkinson and Barbara Parkinson, each of which shall be in form and substance mutually acceptable to Buyer and Seller.

     (14) Covenant Not to Compete. Seller shall execute and deliver to Buyer a written agreement not to compete, in form and substance of Exhibit A attached hereto and incorporated herein by reference (the "AGREEMENT NOT TO COMPETE").

                                                                       PAGE -20-

     (15) Environmental Due Diligence. On or before September 30, 1999, Buyer shall have completed and approved its environmental due diligence investigation of the Company and the Business to the reasonable, good faith satisfaction of Buyer.

     (16) Company and Seller shall have entered into an assignment of the 530 Parrott Property Lease in form and substance reasonably satisfactory to Seller and Buyer.

6.2 Conditions to Obligations of the Seller Parties. Each and every obligation of the Seller Parties to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Seller Parties):

     (1) Representations and Warranties. The representations and warranties of Buyer set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing as if such representations and warranties were made as of such date and time, other than such other representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such other date; and the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects.

     (2) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with at or prior to the Closing.

     (3) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing and any applicable waiting period under any applicable federal law shall have expired.

     (4) Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Seller under this Agreement shall be reasonably satisfactory to Seller and his counsel in all respects.

     (5) Consents and Approvals. All Government Approvals and Required Consents, or other actions or proceedings required to be obtained or taken by Buyer under the laws of any jurisdiction or under this Agreement, or required to prevent a breach or default by Buyer under any lease, agreement, contract, insurance policy, promissory note or other document or instrument by virtue of the transactions contemplated by this Agreement shall have been obtained, on terms reasonably satisfactory to the Seller Parties, and shall be in full force and effect.

     (6) Opinion of Counsel. At the Closing, Seller shall have been furnished with an opinion of Murphy Austin Adams Schoenfeld LLP, counsel for Buyer, dated the Closing Date and addressed to Seller, in form and substance acceptable to the Seller Parties and to the Seller Parties' counsel.

     (7) Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government, governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

     (8) Corporate Action. The directors of Buyer shall have taken all corporate action necessary to approve the transactions called for by this Agreement and certified copies of resolutions duly adopted by the directors of Buyer reasonably satisfactory to counsel for Seller in connection with the foregoing shall have been furnished to Seller on or prior to the Closing Date.

                                                                       PAGE -21-

     (9)  Purchase Price. Buyer shall have delivered the Purchase Price to
Seller.

     (10) Severance Plan. Buyer shall have caused Polymer Solutions, Inc., the parent company of Buyer, to execute and deliver to Seller a written Guarantee of all of the obligations of the Company under the Severance Plan, in form and substance acceptable to the Seller Parties and to the Seller Parties' counsel.


                         ARTICLE VII -- INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby (collectively, the "ACQUISITION DOCUMENTS"), shall survive the signing and delivery of this Agreement and the Closing hereunder for a two (2) year period immediately following the Closing, notwithstanding any investigation made at any time by or on behalf of any party. If written notice of a specific claim made in good faith has been given pursuant to Section 7.4(b) on or prior to such date, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

7.2 Indemnification by Seller. Except as otherwise limited by this Article, Buyer and each of Buyer's agents, successors and assigns shall be indemnified, defended and held harmless by Seller for any and all liabilities, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and experts' fees and expenses) actually suffered or incurred by them ("BUYER'S LOSS"), arising out of or resulting from:

     (1) the breach of any representation or warranty by Seller or the Company contained herein or in any document delivered by Seller or the Company pursuant to this Agreement, or the transactions contemplated hereby; or

     (2) the breach of any covenant or agreement by Seller or the Company, or the breach of any covenant or agreement to be performed prior to the Closing by Seller or the Company.

7.3 Indemnification by Buyer. Except as otherwise limited by this Article, Seller, the Company, and each of its officers, directors, agents and successors and permitted assigns, shall be indemnified, defended and held harmless by Buyer for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments, and penalties (including reasonable attorneys' and experts' fees and expenses) actually suffered or incurred by them ("COMPANY'S LOSS") arising out of or resulting from:

     (1) the breach of any representation or warranty by Buyer contained herein or in any document delivered by Buyer pursuant to this Agreement, or the transactions contemplated hereby;

     (2) the breach of any covenant or agreement by Buyer, or the breach of any covenant or agreement to be performed by Buyer contained herein; or

     (3) from and after the Closing, and contingent upon the Closing, the breach by the Company of any of the obligations of the Company under the Severance Plan.

7.4  General Indemnification Provisions.

                                                                       PAGE -22-

     (1) Definitions. For the purposes of this Agreement, the term "INDEMNITEE" shall refer to the person(s) or entity(ies) indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Sections 7.2, 7.3 or 7.4, as the case may be, the term "INDEMNITOR" shall refer to the entity having the obligation to indemnify pursuant to such provisions, and "LOSS" or "LOSSES" shall refer to the Company's Losses or Buyer's Losses, as the case may be.

     (2) Notice. Within fifteen (15) calendar days of learning of an event that could require indemnification, an Indemnitee shall give notice to the Indemnitor, including in such notice a brief description of the facts, stating the amount of the Loss claimed, and referencing the section of this Agreement pursuant to which the claim is made.

     (3) Defense of Third Party Claims. If an Indemnitee shall receive notice of a claim by a third party (not a party to this Agreement) that may cause the Indemnitee a Loss (a "THIRD PARTY CLAIM"), the Indemnitee shall give the Indemnitor notice of such Third Party Claim within ten (10) calendar days (provided, however, that failure to give such notice shall not preclude indemnification under this Article 7 unless there is actual and material prejudice to the rights of the Indemnitor) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnitee within seven (7) calendar days. However, if the Indemnitee shall determine that its interests conflict with those of the Indemnitor, then the Indemnitee shall be entitled to be represented at the Indemnitee's expense by separate counsel of its choice and to participate in the defense of any such Third Party Claim. Indemnitee and Indemnitor shall cooperate with each other in such defense and make available to each other, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in their possession or under their control relating thereto as is reasonably required. No Third Party Claim, except the settlement thereof that involves the payment of money only and for which the Indemnitee is released by the third party claimant and is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld; provided, however, that if a Third Party Claim is brought that relates in part to matters for which indemnification pursuant to this Agreement may be available and in part to matters for which such indemnification may not be available, a party may settle any segregable portion of such Third Party Claim as to which such indemnification may not be available. Similarly, no Third Party Claim that is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor; provided, however, that, if a Third Party Claim is brought that relates in part to matters for which indemnification pursuant to this Agreement may be available and in part to matters for which such indemnification may not be available, a party may settle any segregable portion of such Third Party Claim to which such indemnification may not be available.

7.5  Limitations on Indemnification by Seller.

     (1) Limitations on Indemnification by Seller. Except as otherwise provided in this Article VII, Seller expressly disclaims, to the maximum extent permissible under law, (i) any duty or obligation to indemnify Buyer or Company for any Losses arising out of the conduct of the Business by the Company giving rise to matters disclosed or governed by the Schedules pursuant to Section 4.1 of this Agreement, and (ii) any duty or obligation to indemnify Buyer or the Company for any remediation of hazardous waste or conditions, environmental claims, occupational safety or health matters, or liabilities of any kind of the Company under any law or regulation on any theory or cause of action. Buyer acknowledges and agrees as follows: (i) Buyer is acquiring the Company and the

                                   PAGE -23-

Business as is with all associated liabilities and without any indemnification by Seller except as otherwise provided in this Article VII; and (ii) Seller's obligation to indemnify Buyer for any of Buyer's Losses arising from the conduct of the Business by the Company shall be limited to the express provisions of this Article VII; provided however, that nothing in this Section 7.5(a) shall be construed to relieve Seller from any liability or obligation Seller may have under federal or state law in his capacity as owner of the 520 Parrott Property.

     (2) Notwithstanding anything contrary in this Agreement, and with the exception for Buyer's Losses arising from fraud or willful misconduct by Seller, Seller shall have no obligation to indemnify Buyer for any Buyer's Losses which cumulatively total less than Twenty Five Thousand Dollars ($25,000), provided however that if cumulative Losses exceed Twenty Five Thousand Dollars ($25,000), Seller shall indemnify, defend and hold Buyer harmless from all such Losses and provided further that in no event shall any indemnification paid by Seller for all such Losses pursuant to this Article VII exceed an aggregate of Five Hundred Thousand Dollars ($500,000).


                           ARTICLE VIII -- TERMINATION

8.1 Conditions Permitting Termination. The obligations of the parties hereto to consummate the transactions contemplated hereby may be terminated and abandoned at any time on or before the Closing Date as follows:

     (1)  Upon the mutual agreement of all of the parties hereto;

     (2) By Buyer, if there has been a material breach by any Seller Party of any of its representations, warranties or covenants set forth in this Agreement;

     (3) By Seller, if there has been a material breach by Buyer of any of its representations, warranties or covenants set forth in this Agreement;

     (4) By Buyer, if any of the conditions precedent set forth in Section 6.2 have not been satisfied or waived by Buyer prior to the Closing;

     (5) By Seller, if any of the conditions precedent set forth in Section 6.1 have not been satisfied or waived prior to the Closing; or

     (6) Any party, who has not intentionally delayed the Closing, if the Closing has not occurred on or before the Sunset Date.


                       ARTICLE IX -- CONCLUDING PROVISIONS

9.1 Notice. All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; or (b) when received when sent by telex or facsimile at the address and number set forth below (provided that any notice given by telex or facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a non-business day); or (c) three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (d) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL Worldwide Express being deemed approved by the parties),

                                                                       PAGE -24-
postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider:

            To Buyer:         Alternative Materials Technology
                              311 Otterson Drive, Suite 60
                              Chico, California 95928
                              Attention: E. Laughlin Flanagan
                              Facsimile: (530) 896-0657

            With a copy to:   Murphy Austin Adams Schoenfeld LLP
                              1000 G Street, Third Floor
                              Attention: Russell J. Austin
                              Sacramento, California 95814
                              Facsimile: (916) 503-4000

            To Seller:        Frederick Parkinson
                              3609 Warner Drive
                              San Jose, California 95127
                              Facsimile: ________________

            With a copy to:   Hannig Law Firm LLP
                              2991 El Camino Real, Suite 100
                              Redwood City, California 94061
                              Attention: Ted J. Hannig, Esq.
                              Facsimile: (650) 482-2820

            To the Company:   U.S. Cellulose Co.
                              520 Parrott Street,
                              San Jose, California 95112
                              Attention: Frederick Parkinson
                              Facsimile: (408) 287-6471

     Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

9.2 Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, his successors and permitted assigns, and Buyer and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

9.3 Expenses. Buyer, the Company and Seller shall each bear and pay all costs and expenses respectively incurred by each of them on their behalf in connection with this Agreement, including fees and expenses of their own financial consultants, accountants and legal counsel. Seller shall pay all applicable transfer, documentary and any other similar taxes arising out of this Agreement, or in relation to the transactions referenced herein.

                                                                       PAGE -25-

9.4 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing signed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

9.5 Counterparts. This Agreement may be signed simultaneously in multiple counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission), but all of which taken together shall constitute one and the same instrument.

9.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement to the extent of its unenforceability, and the balance of the Agreement shall be interpreted as if such unenforceable provision (to the extent of its unenforceability) was so excluded, but shall otherwise be enforceable in accordance with its terms.

9.7 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

9.8 Cooperation and Records Retention. Seller Parties and Buyer shall (a) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and
(c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller Parties and Buyer shall use reasonable efforts to retain, until the applicable statute of limitations (including any extensions) has expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

9.9 Attorneys' Fees. If any party to this Agreement shall take any action to enforce this Agreement or bring any action or commence any arbitration for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys' and experts' fees and costs incurred in bringing such suit or arbitration and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or arbitration and shall be paid whether or not such action or arbitration is prosecuted to judgment. Any judgment or order entered in such action or arbitration shall contain a specific provision providing for the recovery of attorneys' and experts' fees and costs incurred in enforcing such judgment. For purposes of this section, attorneys' and experts' fees and costs shall include, without limitation, fees incurred in the following: (a) post-judgment

                                                                       PAGE -26-
motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation.

9.10 Compulsory Arbitration and Legal Fees. Any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach hereof or subject matter hereof (including any action in tort) shall be finally and exclusively settled by arbitration in San Francisco, California, in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction. Written notice of demand for arbitration shall be given to the other parties and to the AAA within six (6) months after the controversy, claim or dispute has arisen or be barred, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable statute of limitations. Controversies, claims and/or disputes shall be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that agreement within 45 days after written notice demanding arbitration, by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, and (ii) depositions of all party witnesses. Depositions shall be conducted in accordance with the California Code of Civil Procedure, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. All decisions of the arbitrator(s) shall be in writing, and the arbitrator(s) shall provide reasons for the decision. If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained under this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which it may be entitled.

9.11 Specific Performance. Notwithstanding Section 9.10, the parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the Company and Buyer shall be permitted to access the court system to obtain injunctive relief and/or specific performance of the terms hereof.

9.12 Further Action. Each of the parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable laws, and sign and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement, and consummate and make effective the transactions contemplated by this Agreement.

9.13 Interpretation. As used in this Agreement, the term "PERSON" shall mean and include any individual, partnership, joint venture, corporation, trust, unincorporated organization, and government or other department or agency thereof. Except to the extent the context otherwise requires: (i) any reference to an Article, Section, Schedule or Exhibit is a reference to an article, section, schedule or exhibit of this Agreement; (ii) any reference to a section or a clause is, unless otherwise stated, a reference to a section or a clause of the Section or subsection in which the reference appears; (iii) the words "HEREOF", "HEREIN", "HERETO" and the like mean and refer to this Agreement as a whole, and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iv) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (v) the words "INCLUDING", "INCLUDES" and "INCLUDE" shall be deemed to always be followed by the words "without limitation"; (vi) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (vii) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (viii) any table of contents, captions and headings are for convenience of reference only, and shall not affect the construction of this Agreement; and (ix) in the computation of periods of time from a specified date to a later specified date, the word "FROM"

                                                                       PAGE -27-
means "from and including"; the words "TO" and "UNTIL" each mean "to but excluding"; and the word "THROUGH" means "TO AND INCLUDING"; (x) the word "KNOWLEDGE" shall mean actual knowledge without a duty to inquire unless the circumstances are such that a reasonably prudent person would be put on notice of the need to inquire; and (xi) words having a technical meaning shall be interpreted with such meaning. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any of the parties by any court or other authority by reason of that party having drafted or proposed such provision.

9.14 Entire Agreement. This Agreement shall be deemed to include the exhibits and schedules referred to herein. This Agreement, together with the documents referred to herein, and the documents to be signed and delivered hereunder contemporaneously with the Closing embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede and extinguish all prior agreements, drafts, representations and understandings, oral or written, relative to such subject matter. Each of the parties hereby acknowledges that no representations, inducements, promises or agreements, verbally or otherwise, have been made by any of the parties, or anyone acting on behalf of any of the parties, which are not embodied in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Each of the parties represents and warrants that it has fully familiarized itself with this Agreement, and that such party has been fully authorized to sign this Agreement, and all related documents. The parties agree that this Agreement shall only be binding when signed by the parties in the blanks immediately below. If the pages of this Agreement are initialed, such initialing shall be solely for the purpose of identification. If initialing is on some, but not all, of the pages of this Agreement, that absence of initialing shall not affect the validity of this Agreement, to the extent it is signed in the blanks immediately below.

9.15 Public Statement. Prior to the earlier of Closing or the termination of this Agreement pursuant to Article VIII, none of the parties hereto shall issue any public statement or communication regarding this Agreement or the transactions contemplated in this Agreement, except for such disclosures as are required to comply with applicable law, without the consent of the parties hereto, which consent shall not be unreasonably withheld.

9.16 Time. Time is of the essence in the performance of this Agreement.

9.17 Drafting. The parties to this Agreement agree that this Agreement is the product of joint draftsmanship and negotiation and that should any of the terms be determined by a court, or in any type of quasi-judicial or other proceeding, to be vague, ambiguous and/or unintelligible, that the same sentences, phrases, clauses or other wordage or language of any kind shall not be construed against the drafting party in accordance with California Civil Code Section 1654, and that each such party to this Agreement waives the effect of such statute.

9.18 Confidentiality.

     (1) The parties hereto shall hold in confidence the information contained in this Agreement and each of them hereby acknowledges and agrees that all information related to this Agreement, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third persons without the prior written consent of Buyer and Seller except:

          (1) to the extent necessary, to comply with any law, rule or regulation, or the valid order of any governmental agency or any court of competent jurisdiction;

          (2) as part of its normal reporting or review procedure, to its auditors and its attorneys; or

                                                                       PAGE -28-

          (3) as necessary to enforce its rights and perform its agreements and obligations under this Agreement.

     (2) Except as permitted by the Seller Parties, or to the extent necessary to comply with any law, rule or regulation, or the valid order of any governmental agency or any court of any governmental agency or any court of competent jurisdiction, Buyer shall not divulge any information it may have acquired in the course of its due diligence review of the Company and the Business prior to Closing, unless and until all the transactions contemplated hereby have been consummated.

     (3) If this Agreement is terminated, Buyer and Seller Parties shall, and shall use their reasonable, good faith efforts to cause their Representatives to, destroy or deliver to the originating party, upon request, all documents and other materials, and all copies thereof, obtained from the originating party in connection with this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                       PAGE -29-

     (4) The obligations of the parties under this Section 9.18 shall survive any termination of this Agreement; provided that upon Closing as provided herein, Buyer shall have no obligation to the Seller Parties under this Section 9.18.

                                      * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the day and year first above written.

                                        BUYER:

                                        ALTERNATIVE MATERIALS TECHNOLOGY, a
                                        Nevada corporation



Date: October 18, 1999                  By: /s/ William Maligie
                                            ------------------------------------
                                            William A. Maligie
                                            President


Date: October 18, 1999                  By: /s/ E. Laughlin Flanagan
                                            ------------------------------------
                                            E. Laughlin Flanagan
                                            Secretary and Treasurer



                                        COMPANY:

                                        U.S. CELLULOSE CO.,
                                        a California corporation



Date: October 18, 1999                  By: /s/ Frederick Parkinson
                                            ------------------------------------
                                            Frederick Parkinson
                                            President/Secretary



                                        SELLER:


Date: October 18, 1999                      /s/Frederick Parkinson
                                            ------------------------------------
                                            Frederick Parkinson

                                                                       PAGE -30-

                                 SPOUSAL CONSENT

      The undersigned ("Spouse"), who is the spouse of FREDERICK PARKINSON ("Parkinson"), hereby consents to Parkinson's execution of that certain Stock Purchase Agreement, dated as of October 15, 1999, by and among ALTERNATIVE MATERIALS TECHNOLOGY, a Nevada corporation, U.S. CELLULOSE CO., a California corporation (the "Company"), and Parkinson (the "Agreement"). The Spouse understands that her interest, if any, in the Agreement, in the Company, or in any of the matters involved in the Agreement is or may be community property of the Spouse and Parkinson. The Spouse acknowledges that the Company is a business, and that the interest in the Company with which the foregoing Agreement deals is also a business (that business and that of the Company being called the "businesses" below) and that the Parkinson is operating or managing the business to the extent provided in the Agreement and has and shall have the primary management and control of the businesses, to the extent so provided. To the extent that Spouse may lawfully do so, Spouse confirms that Parkinson may act alone with respect to all matters that the Agreement provides that Parkinson (in any capacity referred to in the Agreement) may act, but Parkinson shall give prior written notice to Spouse of any sale, lease, exchange, encumbrance or other disposition by Parkinson of all or substantially all of the interest of Parkinson and the Spouse in the Agreement or in the Company. The Spouse also agrees that failure of Parkinson to provide any such notice shall not impair, invalidate, or adversely affect the validity of any transaction or of any interest transferred as to which notice is above required to be given. The Spouse also confirms that the authority of Parkinson includes transfer of the stock or assets of the Company pursuant to the Agreement, granting of consents or entering into agreements pursuant to the Agreement and consenting to and executing amendments thereof, without further signature or consent of or notice to Spouse.


Dated: October 18, 1999                     /s/ Barbara Parkinson
                                            ------------------------------------
                                            Barbara Parkinson

                                                                       PAGE -31-